For Period ended 12/31/07                               Series  22, 23, 24, 25
File Number 811-7852

Sub-Item 77D(a): Policies with respect to security investments
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[USAA                        USAA MUTUAL FUNDS TRUST
EAGLE           (S&P 500 INDEX FUND, EXTENDED MARKET INDEX FUND,
LOGO (R)]    NASDAQ-100 INDEX FUND, AND TOTAL RETURN STRATEGY FUND)
                        SUPPLEMENT DATED NOVEMBER 6, 2007
                   TO THE STATEMENT OF ADDITIONAL INFORMATION
                                DATED MAY 1, 2007


DELETE THE SECOND AND THIRD PARAGRAPHS UNDER SUBADVISORY AGREEMENTS ON PAGE 59 AND INSERT THE FOLLOWING INFORMATION.

TOTAL RETURN STRATEGY FUND. The Manager has entered into Subadvisory Agreements dated March 1, 2007, with Deutsche Investment Management Americas Inc. (DIMA)
and dated October 1, 2007, with Credit Suisse Securities (USA) LLC (CSSU) for its Volaris Volatility Management Group, under which DIMA and CSSU provide day-to-day discretionary management of a portion of the Fund's assets in accordance with the Fund's investment objective, policies, and restrictions, subject to the general supervision of the Manager and the Board of Trustees of the Trust. DIMA located at 345 Park Avenue, New York, New York 10154, is an indirect wholly owned subsidiary of Deutsche Bank AG, an international commercial and investment banking group. Deutsche Bank AG is a major global banking institution that is engaged in a wide range of financial services, including investment management, mutual fund, retail, private, and commercial banking, investment banking, and insurance. DIMA and its predecessors have more than 80 years of experience managing mutual funds and provides a full range of investment advisory services to institutional and retain clients. The Manager (not the Fund) pays DIMA a fee in the annual amount of 0.60% of the portion of the Fund's average daily net assets that DIMA manages.

CSSU located at Eleven Madison Avenue, New York, New York 10010, is an SEC registered broker-dealer and investment advisor. CSSU provides a variety of capital raising, market making, advisory, and brokerage services for its government, financial institution, high net-worth individuals, and corporate clients and affiliates. CSSU also provides both discretionary and non-discretionary investment related advisory services to approximately 2,500 clients. The Manager (not the Fund) pays CSSU a fee of 0.23% for the first $50 million of the total notional amount of each Fund's option strategy account CSSU manages for the First Start Growth Fund, Total Return Strategy Fund, Balanced Strategy Fund, and Cornerstone Strategy Fund; 0.20% for notional amounts between $50,000,000.01 to $250,000,000 of the total notional amount of each Fund's option strategy account CSSU manages for the First Start Growth Fund, Total Return Strategy Fund, Balanced Strategy Fund, and Cornerstone Strategy Fund; 0.12% for notional amounts between $250,000,000.01 to $500,000,000 of the total notional amount of each Fund's option strategy account CSSU manages for the First Start Growth Fund, Total Return Strategy Fund, Balanced Strategy Fund, and Cornerstone Strategy Fund; 0.10% for notional amounts between $500,000,000.01 to $2,000,000,000 of the total notional amount of each Fund's option strategy account CSSU manages for the First Start Growth Fund, Total Return Strategy Fund, Balanced Strategy Fund, and Cornerstone Strategy Fund; and 0.08% for notional amounts over $2,000,000,000 of the total notional amount of each Fund's option strategy account CSSU manages of the First Start Growth Fund, Total Return Strategy Fund, Balanced Strategy Fund, and Cornerstone Strategy Fund. Notional amount is equal to the daily closing price of the index underlying options strategies written for each Fund account using the closing price listed on an agreed upon exchange.

The Subadvisory Agreement with respect to DIMA will remain in effect until February 28, 2009. The Subadvisory Agreement with respect to CSSU will remain in effect until September 30, 2009. Each Subadvisory Agreement will continue in effect from year to year thereafter for the Fund as long as it is approved at least annually by a vote of the outstanding voting securities of the Fund (as defined by the 1940 Act) or by the Board of Trustees (on behalf of the Fund) including a majority of the Non-Interested Trustees, at a meeting called for the purpose of voting on such approval. A Subadvisory Agreement may be terminated with respect to the Fund at any time by vote of a majority of the Non-Interested Trustees or by vote of a majority of the outstanding shares of the Fund (as defined in the 1940 Act) on at least 60 days' written notice; by IMCO at any time; or by DIMA or CSSU on at least 90 days' written notice. A Subadvisory Agreement will automatically terminate in the event of its assignment (as defined by the 1940 Act).